                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                       Commission File Number:    2-76555
                                                               --------------

                            ELDORADO BANCSHARES, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                       24012 Calle De La Plata, Suite 340
                         Laguna Hills, California 92653
                                 (949) 699-4344
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value.
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------

     (Titles of all other classes of securities for which a duty to file reports under section 12(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(i)       [X]
         Rule 12g-4(a)(1)(ii)      [ ]      Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(2)(i)       [ ]      Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(ii)      [ ]      Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

         Approximate number of holders of record as of the certification
or notice date:                    0
               -----------------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   March 30, 2001                      By:   /s/ Robert P. Keller
       ---------------------------             ---------------------------------
                                                  Name:  Robert P. Keller
                                                  Title: President and CEO